Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Speedemissions, Inc.
1015 Tyrone Road, Suite 710
Tyrone, Georgia 30290

We hereby consent to the use of our report dated March 31, 2017 on our audit relating to the consolidated balance sheets of Speedemissions, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, shareholders’ deficit and cash flows for the years then ended, which is included in the Form 10-K.

Atlanta, Georgia March 31, 2017